                                EXHIBIT (9)(B)
================================================================================








                   -------------------------------------------

                              CONSULTING AGREEMENT

                                     BETWEEN

                                 SHAREPLUS, INC.

                                       AND

                        AMBAC INVESTMENT MANAGEMENT, INC.


                                December 30, 1996


                   -------------------------------------------













================================================================================

                              CONSULTING AGREEMENT


      This Agreement, executed on December ___, 1996, is made by and between the SHAREPLUS, INC., a California corporation ("SharePlus"), and AMBAC INVESTMENT MANAGEMENT, INC., a Delaware corporation ("AIMI"):

                                    RECITALS

            The California Hospital and Health Facilities Liquid Asset Fund (the "Fund") was established as a Portfolio of the Hospital and Health Facilities Trust (the "Trust") formed by the Hospital Council of Northern and Central California under a Declaration of Trust dated as of February 12, 1992;

            The Trust is registered with the Securities and Exchange Commission as an open-end, diversified investment company under the Investment Company Act of 1940 and the Fund's Shares are registered under the Securities Act of 1933;

            AIMI has entered into a Management and Investment Advisory Agreement with the Trust of even date herewith to provide management services as investment adviser to the Fund, which operates as a money market mutual fund; and

            AIMI desires to avail itself of the experience, and consulting assistance of SharePlus in providing the services required under the Management and Investment Advisory Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1

                             APPOINTMENT, DUTIES AND
                           COMPENSATION OF CONSULTANT

      1.1 APPOINTMENT AS CONSULTANT. AIMI hereby retains SharePlus as a consultant on the terms and for the period set forth in this Agreement, and SharePlus hereby accepts such appointment and agrees to provide consulting services for the compensation set forth in this Agreement.

      1.2   SERVICES AS CONSULTANT.  SharePlus shall:

            (a) Consult with, advise and provide AIMI and its affiliate, AMBAC Securities, Inc. ("AMBAC Securities"), information about the members of the Hospital Council of Northern and Central California and others involved in the health care industry who are eligible to participate in the Fund in order to assist AIMI and its affiliate in providing services to the Fund and its Participants;

            (b) Schedule and announce through its publications, informational meetings and seminars at which representatives of AMBAC Securities, who are licensed as securities salesmen, will discuss the Fund and related matters;

            (c) Consult with AIMI as to local facilities to be used in connection with the administration and operation of the Fund;

            (d) Assist in the preparation and dissemination of information with respect to the existence of the Fund;

            (e) Allow the use of its publications to give information on how to obtain materials concerning the Fund;

            (f) Consult with the Fund and AIMI regarding coordination of efforts and the resolution of operational difficulties that may arise between the Fund and persons that are or may become participants in the Fund;

            (g) Provide AMBAC Securities with mailing lists of potential participants in the Fund;

            (h) Permit the use of its logos in informational materials prepared regarding the Fund; and

            (i) Retain health care industry associations and others to assist SharePlus in providing the consulting services required under this Agreement.

      1.3 LIMITATIONS ON ACTIONS OF CONSULTANT. SharePlus understands that neither it nor any other person whom it may retain as provided in Section 1.2(i) shall have any discretion to accept or reject the application of any person to become a participant in the Fund. It will forward all requests for information regarding the Fund that may be received by it directly to AMBAC Securities for appropriate action. SharePlus further understands and agrees that neither it nor any person it retains as a consultant as provided in Section 1.2(i) will:

            (a) Accept application or registration forms from persons seeking to become participants by buying Shares of the Fund;

            (b) Accept any cash, checks, wire transfers, or other forms of payment from any person that may be remitted for the purchase of Shares in the Fund;

            (c) Deliver any Prospectus, Statement of Additional Information or other informational or advertising document prepared in connection with the offering of Shares by the Fund to any person or potential participant in the Fund;

            (d) Engage in the offer or sale of Shares of the Fund or otherwise engage in any activity that would necessitate the registration of SharePlus as a broker-dealer under federal or state law;

            (e) Engage in any direct solicitation of individual participants in the Fund or individual prospective participants in the Fund with respect to the sale of Fund Shares or the services of AIMI; or

            (f) Permit its employees and agents, or the employees and agents of any other person retained to provide consulting services pursuant to Section 1.2(i), to engage in, and will take reasonable action to prevent such employees and agents from engaging in, the activities described in this Section 1.3.

      1.4 COMPENSATION AS CONSULTANT. AIMI agrees to pay to SharePlus for its services as consultant a fee, which shall be payable monthly and computed at an annual percentage rate of the Fund's average daily net assets, in an amount equal to the following percentages of such net assets:

            AVERAGE DAILY NET ASSETS            PERCENTAGE
            Up to  $250,000,000..............     .100%
            $250,000,001 - $500,000,000 .....     .0925%
            $500,000,001 and above...........     .0850%

      SharePlus may, in its discretion, assign and pay, or direct AIMI to pay, to any person retained as a consultant as permitted by Section 1.2(i) a portion of the fees payable under this Section 1.4, and AIMI agrees that it will pay such portion of the fees as may be directed in writing by SharePlus.

                                    ARTICLE 2
                             LIMITATION OF LIABILITY

      SharePlus shall not be liable for any error in judgment or mistake of law or for any loss suffered by AIMI in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided, the foregoing shall not limit SharePlus' liability with respect to any breaches by it of this Agreement. SharePlus shall not be liable for the payment of any of the administrative costs of the Fund.

                                    ARTICLE 3
                            DURATION AND TERMINATION

      This Agreement shall become effective on the date first set forth above and continue in effect until terminated as provided herein. This Agreement may be terminated at any time by SharePlus, without the payment of any penalty, on sixty (60) days' written notice to AIMI. The Agreement may not be terminated by AIMI. This Agreement shall automatically terminate on the date that the Management and Investment Advisory Agreement described in the Recitals terminates, and shall also terminate if the representations set forth in Section
4.1 cease to be true.

      If SharePlus ceases to Act as a consultant under this Agreement, AIMI agrees that, at SharePlus' request, it will take all necessary steps to discontinue use of any logo of SharePlus or other indication of SharePlus' support of the Fund.

                                    ARTICLE 4
                                 REPRESENTATIONS

      4.1 SHAREPLUS. SharePlus represents that neither it nor any other person who it may retain pursuant to Section 1.2(i):

            (a) Is subject to an order of the Securities and Exchange Commission (the "S.E.C.") issued under Section 203(f) of the Investment Advisers Act of 1940 (the "Advisers Act");

            (b) Has been convicted of any felony or misdemeanor involving conduct described in Sections 203(e)(2)(A)-(D) of the Advisers Act;

            (c) Has been found by the S.E.C. to have been engaged, nor been convicted of engaging, in any of the conduct specified in paragraphs (1), (4) or (5) of Section 203(e) of the Advisers Act; or

            (d) Is subject to any order, judgment or decree described in Section 203(e)(3) of the Advisers Act.

      SharePlus further represents that it has full power and authority to enter into this Agreement and the persons signing this Agreement on its behalf have full power and authority to do so.

      4.2  AIMI.  AIMI represents that:

            (a) It has in effect all registrations, licenses, bonds and approvals necessary for its entering into this Agreement and the performance of its duties hereunder and is registered as an investment adviser under the Advisers Act; and

            (b) It has full power and authority to enter into this Agreement and the persons signing this Agreement on its behalf have full power and authority to do so.

                                    ARTICLE 5
                                   WARRANTIES

      SharePlus warrants that:

            (a) It shall not directly or indirectly seek any compensation, fee or payment of whatever kind from any participant in the Fund or prospective participant in the Fund on account of any services provided pursuant to this Agreement;

            (b) It shall perform its duties under this Agreement in a manner consistent with the instructions of AIMI and with the Advisers Act and the applicable rules thereunder;

            (c) It shall make no solicitation or sale of Shares of the Fund at any time, and agrees to restrict its activities to comply with AIMI's Communication Guidelines (Exhibit 1); and

            (d) It shall obtain from each other person it retains pursuant to
Section 1.2(i) the same warranties as are being made by SharePlus in sub-paragraphs (a), (b) and (c) of this Section 5.1.

                                    ARTICLE 6
                                  MISCELLANEOUS

      6.1 AMENDMENTS. This Agreement shall not be modified or amended without the consent of both parties hereto, which consent must be evidenced by an instrument in writing executed by each party hereto.

      6.2 CAPTIONS. The captions in this Agreement are included for convenience of reference only and shall in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

      6.3 SEVERABILITY. If any provision of this Agreement shall be held invalid under any applicable statute or regulation or by a decision of a court of competent jurisdiction, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

      6.4 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      6.5 NOTICES. Notices or consent of any kind required or permitted under this Agreement shall be in writing and shall be deemed duly delivered if delivered in person or if mailed by certified mail, return receipt requested, postage prepaid, to the appropriate party as follows:

            a.    If to AIMI:

                  AMBAC Investment Management, Inc.
                  905 Marconi Avenue
                  Ronkonkoma, NY 11779

            b.    If to SharePlus:

                  SharePlus, Inc.
                  7901 Stoneridge Drive, Suite 500
                  Pleasanton, CA  94588

or at such other address as shall be specified by either party by notice given in the manner required by this Section 4.5.

      6.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

      6.7 APPLICABLE LAW. This Agreement shall be deemed to have been executed in the State of California and the substantive laws of the State of California shall govern the construction of this Agreement and the rights and remedies of the respective parties hereto.

      6.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

                                       SHAREPLUS, INC.



                                       By /s/ J. Michael Gallager
                                         Its
                                            -----------------------------------



                                       AMBAC INVESTMENT MANAGEMENT, INC.



                                       By /s/ Stephen Attanasio
                                         --------------------------------------
                                          Its Managing Director
                                              ---------------------------------

                                                                       EXHIBIT 1


GUIDELINES FOR AMBAC PERSONNEL AND CONSULTANTS REGARDING SALES AND MARKETING OF
                    CALIFORNIA HOSPITAL AND HEALTH FACILITIES
                                LIQUID ASSET FUND



                                      INDEX

                                  SECTION 1

                   PERMISSIBLE SALES AND MARKETING ACTIVITIES


                                                                                      PAGE
                                                                                      ----
1.    Can I communicate with members of the public on matters relating to the
      sale or marketing of shares of the Fund?                                         3

2.    If I am not a registered representative, what types of sales and marketing
      activities are prohibited?                                                       3

3.    If I am not a registered representative, what types of Fund related oral
      communications are permissible?                                                  4

4.    Do restrictions also apply to the activities of persons who are registered
      representatives?                                                                 4

5.    Can I accompany a registered representative in making a sales presentation
      to a prospective investor?                                                       5

6.    What effect do the restrictions applicable to persons who are not registered representatives have on my ability to assist in the preparation of sales and marketing related materials or to engage in other internal
      sales or marketing activities?                                                   5

7.    If I am not a registered representative, can I discuss the Fund at an industry sponsored seminar or conference at which I am making a
      presentation?                                                                    6

8.    If I am not a registered representative, can I respond to questions from shareholders of the Fund regarding their accounts or to general
      administrative questions?                                                        6

9.    What should I do when I receive a phone call from a prospective investor
      if I am not a registered representative?                                         6

10.   If I am not a registered representative, can I mail information to a prospective investor if he or she wishes to obtain additional information?
      What can I mail and what must I include in the mailing?                          7

11.   What can happen if I fail to comply with applicable restrictions?                7

12.   Do the various restrictions also apply to senior management of AIMI and
      other AMBAC affiliates?                                                          7

13.   How should press and media inquiries be handled?                                 8


                                    SECTION 2

               RULES APPLICABLE TO ADVERTISING AND SALES MATERIALS


                                                                                     PAGE
                                                                                     ----
1.    Are there limitations on advertising and on the types and content of sales
      materials that can be sent or given to prospective investors?                    9

2.    Must prospectuses for the Fund accompany letters or sales materials sent
      or given to prospective investors?                                               9

3.    Who can send sales materials to prospective investors or place
      advertisements for publication?                                                  10


-------------------------------------------------------------------------------
      IF YOU HAVE ANY QUESTIONS REGARDING SALES, MARKETING OR ADVERTISING RESTRICTIONS AND REQUIREMENTS WHICH ARE NOT ANSWERED BY THESE GUIDELINES, OR IF YOU NEED FURTHER GUIDANCE REGARDING THESE MATTERS, YOU SHOULD CONTACT MATT SCHROEDER, COMPLIANCE OFFICER OF AMBAC INVESTMENT MANAGEMENT INC., AT (203) 341-2304.
-------------------------------------------------------------------------------

                                    SECTION 1

                     PERMISSIBLE SALES AND MARKET ACTIVITIES

1.    Question:

      Can I communicate with members of the public, including persons who are customers of AMBAC Inc. ("AMBAC") or of any of its affiliated companies or organizations affiliated with any consultant, regarding matters relating to the sale or marketing of shares of California Hospital and Health Facilities Liquid Asset Fund (the "Fund")?

      Answer:

      That depends on whether or not you are a registered representative of the company that serves as the distributor of the Funds' shares (the "Distributor"). As a general rule, only persons who have been licensed as registered representative of the Distributor can communicate with the public, including any prospective potential investors in the Fund, in connection with sales of the Fund's shares or engage in any other fund related marketing activities. Certain very limited exceptions to this rule are discussed below.

2.    Question:

      If I am not a registered representative of the Distributor, what types of sales and marketing activities are prohibited?

      Answer:

      The following are examples of activities that would be prohibited:

            -     You may not solicit orders to sell shares of the Fund.

            - You may not accept orders from investors, even if the orders were unsolicited.

            - You may not communicate with prospective investors, whether in person, in writing, by phone or by any other means, regarding the possible investment by them in shares of the Fund or on other matters relating to the sale of the Fund's shares.

            - You may not discuss the Fund or its features or advantages with prospective investors.

            - You may not pre-qualify prospective investors regarding their eligibility to purchase shares of the Fund, or discuss with them the suitability of such an investment or their financial status, investment history or investment objectives.

            - You may not complete an account application for a prospective investor.

            - You may not sign any sales-related correspondence. (See also Question 10 on mailing materials to prospective investors.)

3.    Question:

      If I am not a registered representative of the Distributor, what types of Fund related oral communications are permissible?

      Answer:

      The following are permissible:

      - You may say that AMBAC Investment Management, Inc. ("AIMI") serves as the investment adviser to the Fund and identify the organizations which act as consultants to AIMI with respect to the Fund. You also may say that the Fund is a "no-load money market mutual fund".

      - You may ask a prospective investor whether he or she wishes to obtain additional information, including a prospectus. (See also Question 10 as to the procedures applicable to mailing prospectus and sales related materials.)

      - You may ask a prospective investor whether he or she wishes to meet or speak with a registered representative of the Distributor and make arrangements for such a meeting or conversion.

      - You may extend invitations to prospective investors, inviting them to attend seminars or other sales-related events sponsored by the Distributor and conducted by appropriately registered representatives. However, any written invitations or announcements of such events must be approved by the Distributor. (See Section II, Questions 1 and 3.)

      - You may contact existing investors regarding non-investment related matters concerning an investor's account. (See also Question 8 for examples of non-investment related matters.)

4.    Question:

      Do restrictions also apply to the sales and marketing activities of personnel who are registered representatives of the Distributor?

      Answer:

      Yes, but they are different. Registered representatives are not subject to the restrictions on the activities of unlicensed persons set forth above. However, they must comply with various state and federal regulations and NASD rules in connection with their sales and marketing activities. These activities must also be conducted in accordance with policies established by the Distributor which are set forth in the Distributor's compliance manual.

      The Distributor supervises the activities of its registered representatives to help assure compliance with applicable rules and policies.

5.    Question:

      Can I accompany a registered representative in making a sales presentation to a prospective investor?

      Answer:

      Yes. You can accompany registered personnel for purposes of introducing a registered representative to a person whom you know and believe may be interested in purchasing shares of the Fund. You may also attend (but may not participate in) marketing seminars and similar events sponsored by the Distributor. You may also attend industry "trade shows" at which AMBAC is an exhibitor, provided you do not engage in marketing the Fund. In all of these cases, however, the limitations on your activities described in the responses Questions 1, 2 and 3 above continue to apply, even though a registered representative is present. If for any reason a registered representative is temporarily not present at a trade show, you may not "fill in" for the registered representative. In such a case, you may only arrange for prospective investors to receive authorized written sales materials (which must include a prospectus), and arrange for them to meet with the registered representative when he or she is again available.

6.    Question:

      What effect do the restrictions applicable to persons who are not registered representatives have on my ability to assist in the preparation of sales and marketing related materials concerning the Fund or to engage in other internal activities related to sales or marketing of the Fund.

      Answer:

      The restrictions outlined above apply to your dealing and communications with members of the public (i.e., prospective investors). They do not prohibit you from performing internal activities such as writing or designing advertisements, sales materials, and marketing and seminar scripts, or from performing marketing related research. However, as discussed in Section II below, all written sales and marketing related materials must be approved prior to use by a registered principal of the Distributor and must be filed with the NASD. Also, certain procedures must be followed in connection with mailing these materials. (See Question 10.)

7.    Question:

      If I am not a registered representative, can I discus the Fund at an industry sponsored seminar or conference at which I am making a presentation?

      Answer:

      Only to a very limited extent. You may mention that AIMI is a registered investment adviser and that it serves as the investment adviser of a registered mutual fund that is designed for investors who are either a hospital, health system, health facility, medical group, health insuring organization, or other healthcare institution, provider or payer. You may also mention the name of the Fund. However, you must keep in mind that, under the restrictions discussed above, an unlicensed person may not discuss the features or benefits of the Fund and may not discuss their investment objectives or policies with the public. Thus, your statements should do no more than identify AIMI and the Fund. If you believe that investment matters are likely to be discussed or that questions relating to the Fund are likely to be asked at a seminar or conference at which you are going to be speaking, you should consult with the compliance officer at AIMI in advance (preferably, before agreeing to speak) to obtain more detailed advice.

8.    Question:

      If I am not a registered representative, can I respond to questions from shareholders of the Fund regarding their accounts or to general administrative question they may have regarding the Fund (e.g., questions relating to share purchase and redemption procedures, account status, account balance, recent account activity and dividend procedures)?

      Answer:

      Yes. Provided that responses are limited to clerical or ministerial matters that are not investment related, an unregistered person may respond to administrative questions of this type. You may not, however, respond to any investment related questions. Any such questions must be referred to a registered representative.

9.    Question:

      What should I do when I receive a phone call from a prospective investor if I am not a registered representative?

      Answer:

      If the caller is requesting written information about the Fund, you may arrange for such information (including a prospectus) to be sent. (See Question 10.) In all other cases, you should transfer the call to a registered representative who is available to handle the call. If a registered representative is not available, you should ask the caller for his or her name and telephone number and say that a registered representative will return their call as soon as possible. (See Questions 2 and 3.)

10.   Question:

      If I am not a registered representative, can I mail information to a prospective investor if he or she wishes to obtain additional information? What can I mail and what must I include in the mailing?

      Answer:

      Unless you are a registered representative or have been specifically trained and authorized to handle fulfillment requests, you may not mail any marketing or sales materials or prospectuses to prospective investors. You should forward all requests to send materials to a registered representative or appropriate individuals who have been assigned fulfillment responsibilities.

11.   Question:

      What can happen if I fail to comply with applicable restrictions?

      Answer:

      A failure to comply with the restrictions on the activities of unlicensed personnel can result in severe regulatory action against you, your employer organization, AMBAC registered representatives, AMBAC registered supervisory personnel, the Distributor, and against AIMI or another AMBAC affiliate for violation of federal and state securities laws. Potential regulatory sanctions for violations can be severe, and may include civil money penalties as well as criminal penalties in egregious circumstance against you personally or against one of the AMBAC companies or the organization with which you are affiliated. In addition, in case of AMBAC personnel, internal sanctions may be imposed by AMBAC if you fail to comply with applicable limitations. These internal sanctions may range from a letter of warning, which will be included in your official personnel file, or termination of your employment, depending on the circumstances. Because violations can adversely affect the reputation of AMBAC and can also result in sanctions which might adversely affect the authority of AMBAC to engage in securities related businesses, the failure of any person who is a director, officer or employee of any AMBAC affiliated company to comply with applicable rules and limitations applicable to sales and marketing activities will be viewed as a serious matter and will be subject to appropriate internal sanctions.

12.   Question:

      Do the various restrictions discussed above also apply to senior management of AIMI and other AMBAC affiliates?

      Answer:

      Yes. Senior management of AIMI and its affiliates who are not licensed as registered representatives are subject to same limitations as all other personnel.

13.   Question:

      How should press and media inquiries be handles?

      Answer:

      Communications with the press and media should be viewed as a form of advertising. Thus, all such communications regarding the Fund should be conducted only by specifically authorized registered representatives. Non-licensed persons employed by any AMBAC affiliated company should not discuss the Fund when dealing with the press and media. All press and media inquiries should be forwarded to John Cathey at (212) 208- 3490.

      Registered representatives authorized to respond to press and media inquiries must limit the content of their communications with the press and media to information of the type which could be given to prospective investors without triggering a prospectus delivery requirement. Therefore, before speaking with the press or media (or agreeing to any telephone or in person interview) a registered representative should inform AIMI's compliance officer and obtain guidance as to what can and cannot be said.

                                   SECTION II

               RULES APPLICABLE TO ADVERTISING AND SALES MATERIALS

1.    Question:

      Are there limitations on advertising and on the types and content of sales materials that can be sent or given to prospective investors?

      Answer:

      Yes. The only advertisements that may be used, and the only sales materials that may be sent or given to prospective investors, are those that have been approved for use by a registered principal of the Distributor. For this purpose, advertising and sales materials should be deemed to include any written material or advertisement (or similar material in electronic, video or audio format or on film) which is disseminated in connection with the marketing or selling of shares of the Fund, including, but not limited to, form letters, seminar scripts, press releases, announcements and business cards. In addition, no other sales related correspondence (such as a non-form letter) may be sent to prospective investors unless approved by a registered principal. However, letters regarding administrative matters sent by personnel of AIMI or the Distributor to existing shareholders of the Fund need not be viewed as sales materials. (See response to Question 8 above.)

      You should also be aware that various SEC and NASD rules require the filing of sales materials and govern the permissible content of sales materials. (The Distributor is responsible to make required filings with the NASD.) A failure to comply with any of these restrictions, including applicable approval requirements, can result in violations of law and can be subject to regulatory sanctions of the type mentioned in response to Question 9 of Section I above. AMBAC will view violations by its personnel of any of these restrictions and requirements as a serious matter and will impose such internal sanctions on personnel who do not comply with applicable procedures as may be appropriate.

2.    Question:

      Must prospectuses for the Fund accompany letters or sales materials sent or given to prospective investors?

      Answer:

      Sometimes. The answer depends on the type of materials involved. Materials that comply with certain SEC rules (which specify the permissible content of a communication) need not be accompanied by prospectuses. Registered representatives and designated individuals who have been assigned fulfillment responsibilities (who are the only persons authorized to send or give sales materials to prospective investors) will be advised of those materials that can be sent or given without prospectuses also being sent.

      Regarding prospectuses, applicable rules state that you may not alter a prospectus. This includes highlighting, writing on or circling information included in the prospectus.

3.    Question:

      Who can send sales materials to prospective investors? Who can place advertisements for publication?

      Answer:

      Because sending materials of this type is a sales related activity, only registered representatives, or unregistered persons who have been specifically authorized and trained to handle fulfillment requests, may send sales materials to prospective investors. It is important to remember that only sales materials that have received necessary approvals under the Distributor's compliance procedures may be used.

      The same prohibitions and procedures apply to the placement of advertisements. Only registered representatives or specifically authorized, unregistered persons may place advertisements, provided in all cases, a properly approved "Marketing and Sales Literature Approval Form" has been completed.

To:   Matt Schroeder
      Compliance Officer
      AMBAC Investment Management, Inc.







I have received a copy of the Guidelines for AMBAC Personnel and Consultants Regarding Sales and Marketing of California Hospital and Health Facilities Liquid Asset Fund (the "Guidelines").

I have read, understand and agree to comply with the Guidelines.





------------------------------                  -----------------
Signature                                       Date





------------------------------
Name (PLEASE PRINT)





------------------------------
Location